Report of Ernst & Young LLP, Independent Auditors

To the Board of Trustees and Shareholders of FEDERATED ARMs FUND:

We have audited the accompanying statement of assets and liabilities, including the portfolio of investments, of Federated ARMs Fund (the "Fund"), as of August 31, 2000, and the related statement of operations for the two years in the period then ended, the statement of changes in net assets, and financial highlights for each of the periods presented therein. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of August 31, 2000, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Federated ARMs Fund, at August 31, 2000, the results of its operations for the two years in the period then ended, the changes in its net assets, and the financial highlights for the periods presented therein, in conformity with accounting principles generally accepted in the United States.



ERNST & YOUNG LLP


Boston, Massachusetts
October 17, 2000